China Shen Zhou Reports 2012 First Quarter Financial Results

BEIJING, May 14, 2012 /PRNewswire-Asia-FirstCall/ -- China Shen Zhou Mining & Resources, Inc. (“China Shen Zhou” or the “Company”) (SHZ), a Company engaged in the exploration, development, mining and processing of fluorite, barite, zinc, copper, and other nonferrous metals in China, today announced financial results for the first quarter ended March 31, 2012.

2012 First Quarter Highlights

•	Revenues were $1.5 million

•	Gross margin increased to 42.8% from 35.0% in the first quarter of 2011

•	Cash and equivalents were $5.1 million

•	Net property, machinery and mining assets were $83.6 million.

Ms. Xiaojing Yu, the Chairwoman and CEO, commented, “We have further cemented our industry leadership in terms of fluorite extraction and processing capacity after completing our acquisitions of Dongsheng, Meilan and Qianshi. For the rest of the year, we will focus on ramping up the production and sales of fluorite powder and lumps across our strategically located mining sites. Driven by the increasing and diversifying end usages of fluorite in China and other emerging countries, the market prices for fluorite remain at a multi-year high level. We have some of the largest fluorite assets in China whose reserves and mining life have been appraised by a world-leading independent appraisal company - SRK. We believe our proven reserves, established platform and growing economies-of-scale position us well and remain confident on the future prospect of our business.”

First Quarter Financial Results

For the first quarter of 2012, net sales were $1.5 million compared with $1.9 million in the same quarter of 2011. The decrease in net sales mainly resulted from delayed beginning of production at all the processing plants due to inclement weather in the first quarter of 2012. Also affected by inclement weather, the Company ceased processing non-ferrous metals and recorded no sales for that segment during the first quarter.

Gross profit was $644,000 for the first quarter of 2012 compared with $664,000 in the first quarter of 2011. Gross margin in the first quarter of 2012 increased to 42.8% from 35.0% in the first quarter last year. The decline in cost of sales outpaced the decrease in net revenues.

Selling expenses in the first quarter of 2012 were $24,000 compared with $36,000 in the 2011 first quarter. Selling expenses as a percentage of total net sales decreased to 1.6% from 1.9% in the first quarter of 2011. The decline of selling expenses in absolute and relative terms was mainly due to lower sales.

General and Administrative (“G&A”) expenses in the first quarter of 2012 were $2.9 million compared with $2.2 million in the first quarter of 2011. The increase was mainly due to higher administrative expense associate with the newly acquired entities – Wuchuan Dongsheng Mining, Meilan Mining, and Qianshi Resources.

Total operating expenses in the first quarter of 2012 were $3.0 million compared with $2.1 million in the first quarter of 2011.

The operating loss in the 2012 first quarter was $2.3 million versus a loss of $1.5 million in the first quarter of 2011.

Net loss attributable to stockholders for the first quarter of 2012 was $3.2 million, or $0.10 per diluted and basic share, compared with net loss attributable to stockholders of $1.6 million, or $0.05 per diluted and basic shares, in the first quarter of 2011.

Business Outlook

For the second quarter of 2012, net revenues are expected to reach US$ 11.1 million. During the second quarter, China Shen Zhou expects to produce: a) 18,000 metric tons of fluorite powder; b) 11,000 metric tons of fluorite lumps; c) 1,110 metric tons of zinc concentrate; and d) 180 metric tons of copper concentrate.

The above forecast reflects the Company's current views, which are subject to change.

Recent Developments

In January 2012, the Company acquired 60% of the equity interests of Wuchuan Dongsheng Mining. Located in Wuchuan Yilao & Miao Autonomous County, Zunyi City, Guizhou Province in the PRC, Dongsheng Mining primarily engages in the extraction and processing of fluorite ore and barite ore. Currently, it owns 100% of the mining rights of Shuanghe Fluorite Mine, Fenshui Qingshuzi Barite and Fluorite Mine, Baicun Fluorite Mine, Luping Fluorite Mine and Shibuya Barite and Fluorite Mine, and it also owns Douru Town Fluorite Flotation Plant and the Fenshui Town Fluorite and Barite Flotation Plant.

In February 2012, the Company purchased a 60% equity interest in Meilan Mining. Located in Yanhe Tujiazu Autonomous County, Tongren City, Guizhou Province in the PRC, Meilan Mining’s primary business is the extraction of fluorite ore and barite ore. Currently, Meilan Mining owns 100% of the mining rights to the fluorite ores in Tongren City.

In February 2012, the Company also purchased a 60% equity interest in Qianshi Resources. Located in Yanhe Tujiazu Autonomous County, Tongren City, Guizhou Province in the PRC, Qianshi Resources’ primary business is the extraction and processing of fluorite ore and barite ore. Currently, Qianshi Resources owns 100% of the mining rights of Jingliang Fluorite Mine, and the Fluorite Flotation Plant in Tongren City.

In March, China Shen Zhou completed the closing of a previously announced offering of Series A Convertible Preferred Stock of the Company on Monday, March 26, 2012. The initial gross proceeds of the transaction were $5.0 million.

In April 2012, Xingzhen Mining Co., Ltd., a subsidiary of China Shen Zhou located in Buerjin County, Xinjiang region, has resumed ore processing after its winter break. Xingzhen primarily engages in zinc and copper exploration, mining and processing. Its processing plant was previously suspended due to the severe winter weather, making its operation uneconomical. However, Xingzhen's Keyinbulake Mine continued mining during the time period when the processing plant was inactive, and currently has 20,000 metric tons of zinc ore and copper ready for processing.

About China Shen Zhou Mining & Resources, Inc.

China Shen Zhou Mining & Resources, Inc., through its subsidiaries, is engaged in the exploration, development, mining, and processing of fluorite, barite and nonferrous metals such as zinc, lead and copper in China. The Company has the following principal areas of interest in China: (a) fluorite extraction and processing in the Sumochaganaobao region of Inner Mongolia; (b)fluorite and barite extraction and processing in the Wuchuan County of Guizhou province (c)fluorite and barite extraction and processing in the Yanhe County of Guizhou province.(d)fluorite extraction and processing in Jingde County, Anhui Province; (e) zinc/copper/lead processing in Wulatehouqi of Inner Mongolia; and (f) zinc/copper exploration, mining and processing in Xinjiang. For more information, please visit http://www.chinaszmg.com/.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “will”, “believes”, “expects” or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.

Contact Information

Min Liu
Investor Relations
Grayling
Tel: +86-186-6537-8749
min.liu@grayling.com

Shiwei Yin
Grayling
Tel: +1-646-284-9474
shiwei.yin@grayling.com

– Tables Follow –

CHINA SHEN ZHOU MINING & RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

	March 31, 2012	December 31, 2011
	(Unaudited)	(Audited)
ASSETS

Current assets:
Cash and cash equivalents	$5,057	$5,569
Notes receivable, net	546	1,019
Accounts receivable, net	402	3,332
Advances to suppliers	2,378	1,833
Acquisition deposit	-	2,359
Other deposits	832	258
Inventories	9,907	7,479
Due from related parties	1,913	-
Restricted assets	11,854	2,536
Deferred financing costs	802	-
Total current assets	33,691	24,385

Restricted assets	278	175
Prepayment for vehicle rent	423	443
Property, machinery and mining assets, net	83,595	60,313
Total assets	$117,987	$85,316

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,788	$3,324
Short term loans	18,621	11,996
Receipts in advance	3,938	1,528
Other payables and accruals	4,195	2,772
Government loan	1,630	-
Acquisition payable	5,676	-
Convertible preferred stock	5,000	-
Derivative liabilities	4,032	-
Due to related parties	493	250
Taxes payable	2,126	1,877
Total current liabilities	49,499	21,747

Long term loans	1,741	-
Total liabilities	51,240	21,747

STOCKHOLDERS’ EQUITY:

Convertible preferred stock ($0.001 par value; 10,000 shares authorized; 5,000 shares and 0 shares issued and outstanding as of March 31, 2012 and December 31, 2011 respectively)	-	-
Common stock ($0.001 par value; 50,000,000 shares authorized; 33,610,207 shares and 32,285,973 shares issued and outstanding as of March 31, 2012 and December 31, 2011 respectively)	34	32
Additional paid-in capital	55,621	58,425
Statutory reserves	1,732	1,732
Accumulated other comprehensive income	6,496	6,109
Accumulated deficit	(16,521)	(13,344)
Stockholders' equity - China Shen Zhou Mining & Resources, Inc. and Subsidiaries	47,362	52,954
Noncontrolling interest	19,385	10,615
Total stockholders’ equity	66,747	63,569
Total liabilities and stockholders’ equity	$117,987	$85,316

  CHINA SHEN ZHOU MINING & RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Amounts in thousands, except per share data)

	For the Three Months Ended
	March 31, 2012	March 31, 2011
	(Unaudited)	(Unaudited)
Net revenue	$1,506	$1,896
Cost of sales	862	1,232
Gross profit	644	664

Operating expenses:
Selling and distribution expenses	24	36
General and administrative expenses	2,862	2,190
Provision for doubtful accounts	69	(90)
Total operating expenses	2,955	2,136

Net loss from operations	(2,311)	(1,472)

Other income (expense):
Interest expense	(508)	(145)
Warrant modification	(578)	-
Fair value change at derivative liabilities	(29)	-
Other, net	(25)	(42)
Total loss	(1,140)	(187)

Loss from continuing operations before income taxes	(3,451)	(1,659)

Income tax expenses	-	-

Loss from continuing operations	(3,451)	(1,659)

Discontinued operations:
Loss from operations of discontinued component, net of taxes	-	(4)
Loss from discontinued operations	-	(4)

Net loss	(3,451)	(1,663)
Add: Noncontrolling interests attributable to the noncontrolling interests	279	55
Less: Preferred stock dividends	(5)	-
Net loss - attributable to China Shen Zhou Mining & Resources, Inc. and Subsidiaries	(3,177)	(1,608)

Other comprehensive income:
Foreign currency translation adjustments	387	157
Comprehensive loss	$(2,790)	$(1,451)

Net loss per common share – basic and diluted
From continuing operations	$(0.10)	$(0.05)
From discontinued operations	-	(0.00)
	$(0.10)	$(0.05)

Weighted average common shares outstanding
- Basic and Diluted	32,891	30,055

CHINA SHEN ZHOU MINING & RESOURCES, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands, except share data)

	For the Three Months Ended
	March 31, 2012	March 31, 2011
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(3,177)	$(1,608)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss from operations of discontinued component, net of income tax benefits	-	4
Provision for doubtful accounts	69	(90)
Warrant modification	578	-
Deemed dividend expense	5	-
Amortization of warrants attached to preferred stock	17	-
Amortization of deferred financing costs for preferred stock	29	-
Fair value change at derivative liabilities	29	-
Depreciation and amortization	1,053	746
Noncontrolling interests	(279)	(55)
Changes in operating assets and liabilities:
(Increase) decrease in -
Notes receivable	480	-
Accounts receivable	3,675	145
Advances to suppliers	(202)	(1,354)
Other deposits	(399)	(434)
Prepayment for vehicle rent	23
Prepayment for office rent	-	51
Inventories	(1,941)	(1,479)
Restricted assets	(9,320)	(100)
Increase (decrease) in -
Accounts payable	(510)	(1,117)
Receipts in advance	1,530	1,212
Other payables and accruals	(1,473)	(1,977)
Taxes payable	(911)	(353)
Net cash used in operating activities from continuing operations	(10,724)	(6,409)
Net cash used in operating activities from discontinued operations	-	(30)
Net cash used in operating activities	(10,724)	(6,439)
Cash flows from investing activities:
Purchases of property, machinery and mining assets	(267)	(367)
Acquisition of subsidiaries, net of cash and cash equivalents acquired	-	(3,250)
Net cash used in investing activities	(267)	(3,617)
Cash flows from financing activities:
Due to related parties	(1,896)	(1,908)
Proceeds from issuance of common stock	-	20,000
Issuance costs of common stock	-	(1,516)
Proceeds from convertible preferred stock	5,000	-
Proceeds from warrants	224	-
Issuance costs of convertible preferred stock	(320)	-
Repayment at short-term loans	(8,246)	(6,611)
Proceeds from short-term loans and long-term loans	15,668	6,366
Net cash provided by financing activities	10,430	16,331

Foreign currency translation adjustment	49	(95)

Net (decrease) increase in cash and cash equivalents	(512)	6,180

Cash and cash equivalents at the beginning of the period	5,569	1,546
Cash and cash equivalents at the end of the period	$5,057	$7,726

Non-cash investing and financing activities
Additional Shares issued to Acquire Xinyi Fluorite	$1	$-

Supplemental disclosures of cash flow information:
Cash paid for interest expenses	$259	$96
Cash paid for income tax	$23	$-